Exhibit 99.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
DICUT, INC.

DICUT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:
RESOLVED; That the Board of Directors hereby declares it is advisable and in the best interests of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:
"FOURTH:  The Corporation has the authority to issue not more than:
(a)     One Hundred and Fifty Million (150,000,000) shares of
Class A Common Stock, $0.001 par value per share; and
(b)     Five Million (5,000,000) shares of Class B Common
Stock, $0.001 par value per share.
The powers, preferences and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical except as otherwise required by law or expressly provided in this Certificate of Incorporation. The record holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the board of directors out of funds legally available therefore.
Each share of Class A Common Stock and each share of Class B Common
Stock shall have identical rights with respect to dividends and distributions (including distributions in connection with any recapitalization, and upon liquidation, dissolution or winding up of the Corporation; provided, that dividends or distributions payable on Common Stock in shares of Common Stock shall be made only to all holders of Common Stock, and may be made only in shares of Class A
Common Stock to the record holders of Class A Common Stock and in shares of Class B Common Stock to the record holders of Class B
Common Stock. On each matter that the holders of Common Stock are entitled to vote, each share of Class A Common Stock shall be entitled to one (1) vote per share and each share of Class B Common
Stock shall be entitled to twenty (20) votes per share. In addition, in the event there are any shares of Class A Common Stock and Class B Common Stock outstanding at the same time, then the holders of the Class B Common Stock shall be entitled to elect the following number of total directors: (a) if there are an even number of total directors, one-half of the total number of directors plus one; and (b) if there are an odd number of directors, one-half of the total number of directors plus one-half."
SECOND: All issued and outstanding shares of common stock as of the date of this amendment shall automatically be converted into an equal number of shares of Class A Common Stock. All securities that are convertible or exchangeable into common stock shall be automatically convertible or exchangeable into an equal number of shares of Class A Common Stock. The amendment does not provide for a change in the stated capital of the corporation.
THIRD: That said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Pierre Quilliam, this 22nd day of November, 2002.

___________________________
Pierre Quilliam, President